Exhibit 4.6
US AIRWAYS GROUP, INC.
2011 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT (STOCK-SETTLED) AWARD GRANT NOTICE
          US Airways Group, Inc. (the “Company”), pursuant to its 2011 Incentive Award Plan (the “Plan”), grants to Participant, as identified below, a Restricted Stock Unit Award covering the number of Restricted Stock Units (the “Restricted Stock Units”) below (the “Award”). The Award consists of a Restricted Stock Unit Award Agreement (the “Award Agreement”) and this Grant Notice. The Award is subject to all of the terms and conditions in this Grant Notice, the Award Agreement and the Plan.
Participant: ______________________________
Date of Grant: ___________, 20____
Number of Restricted Stock Units: __________________________
          VESTING SCHEDULE: Subject to acceleration as described in Section 2 of the Award Agreement, and if Participant has not experienced a separation from service as an Employee prior to the applicable vesting date, then the Restricted Stock Units shall vest as follows: [alternate vesting schedules permissible]
-	____ % of the Restricted Stock Units shall vest on ___________, 20___;
-	____ % of the Restricted Stock Units shall vest on ___________, 20___; and
-	____ % of the Restricted Stock Units shall vest on ___________, 20__.
          ADDITIONAL TERMS/ACKNOWLEDGEMENTS: By accepting the Award, the Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that this Grant Notice, the Award Agreement, and the Plan contain the entire understanding between Participant and the Company about the award of the Restricted Stock Units and the Company Stock subject to the Restricted Stock Units and supersede all prior oral and written agreements on that subject except (i) awards previously granted to Participant under the Plan, and (ii) the following agreements only:
          OTHER AGREEMENTS: [None or list agreements]

US AIRWAYS GROUP, INC.
2011 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Award Agreement”), US Airways Group, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award under its 2011 Incentive Award Plan (the “Plan”) for the number of Restricted Stock Units (“Restricted Stock Units”) as indicated in the Grant Notice (collectively, the “Award”). Terms not defined in this Award Agreement but defined in the Plan have the same definitions as in the Plan.
     The details of your Award are as follows:
     1. NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMPANY STOCK. The number of Restricted Stock Units subject to your Award is stated in the Grant Notice. Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Company Stock”). The number of Restricted Stock Units subject to your Award and the number of shares of Company Stock deliverable with respect to the Restricted Stock Units may be adjusted for capitalization adjustments as described in Section 14.2 of the Plan.
     2. VESTING. The Restricted Stock Units shall vest, if at all, as provided in the vesting schedule in your Grant Notice; provided, however, that:
          (a) except as provided in Section 2(b) and (c) below, vesting shall cease upon your separation from service as an Employee with the Company and all Affiliates;
          (b) vesting of all Restricted Stock Units shall be fully accelerated (i) if your employment with the Company or an Affiliate terminates because of your death or Disability; or (ii) in the event of a Change in Control that occurs after the Date of Grant while you are employed by the Company or an Affiliate; and
          (c) vesting of all Restricted Stock Units may be fully accelerated by the Committee, in its discretion, upon your Retirement from the Company or an Affiliate.
          For purposes of this Award Agreement and the Award, Disability shall mean “Disability” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder. The Administrator shall determine whether a Disability exists and the determination shall be conclusive. Further, for purposes of this Award Agreement and the Award, Retirement shall mean your separation from service as an Employee on or after age 65.
     3. DIVIDENDS. You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares subject to your Award; provided, that if any dividends or distributions are paid in shares, those shares will be converted into additional Restricted Stock Units covered by the Award; and, further provided, that the additional Restricted Stock Units will be subject to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as apply to the other

Restricted Stock Units upon which the dividends or distributions were paid and Company Stock subject to your Award. Any cash dividends paid with respect to your Award will be paid at the same time that dividends are paid to the Company’s shareholders.
     4. PAYMENT. The Award was granted in consideration of your services to the Company. Subject to Section 10 below, you will not be required to make any payment to the Company (other than your past and future services with the Company) with respect to your receipt of the Award, vesting of the Restricted Stock Units, or the delivery of the shares of Company Stock subject to the Restricted Stock Units, other than any required Applicable Withholding Taxes. For purposes of this Award Agreement and the Award, Applicable Withholding Taxes shall mean the aggregate amount of federal, state and local income and employment taxes that the Company is required to withhold in connection with the Award.
     5. DELIVERY OF SHARES. Subject to Section 10 below, your vested Restricted Stock Units shall be converted into shares of Company Stock, and the Company will deliver to a broker designated by the Company (the “Designated Broker”), on your behalf, a number of shares of Company Stock equal to the number of vested shares subject to your Award, on the applicable vesting date. The Company shall determine the form of delivery of the shares of Company Stock subject to your Award.
     6. COMPLIANCE WITH APPLICABLE LAW. You will not be issued any shares of Company Stock under your Award unless either (a) the shares are registered under the Securities Act or (b) the Company has determined that the issuance would be exempt from the registration requirements of the Securities Act. Your Award is also subject to the provisions of Section 12.4 of the Plan on compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Company Stock is listed or traded.
     7. TRANSFER RESTRICTIONS. Before the shares of Company Stock subject to your Award have been delivered to you, you may not transfer, pledge, sell, or otherwise dispose of the shares. For example, you may not use shares of Company Stock that may be issued in respect of your Restricted Stock Units as security for a loan, and you may not transfer, pledge, sell, or otherwise dispose of the shares. This restriction on transfer will lapse upon delivery to you of shares of Company Stock in respect of your vested Restricted Stock Units. Your Award is not transferable, except by will or by the laws of descent and distribution.
     8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue your service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or other Eligible Individual of the Company or any Affiliate.
     9. UNSECURED OBLIGATION. Your Award is unfunded, and even as a holder of vested Restricted Stock Units, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to distribute shares of Company Stock pursuant to this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Company Stock acquired pursuant to this Award Agreement until the Company Stock is issued to you. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
     10. WITHHOLDING OBLIGATIONS.
          (a) At the time you become entitled to receive a distribution of shares of Company Stock pursuant to your Award, subject to subparagraph (c) below, you authorize the delivery of the shares to the Designated Broker (as defined in Section 5) with instructions to (i) sell shares sufficient to satisfy the Applicable Withholding Taxes which arise in connection with such distribution, and (ii) remit the proceeds of such sale to the Company. In the event the sale proceeds are insufficient to fully satisfy the Applicable Withholding Taxes, you hereby authorize withholding from payroll and any other amounts payable to you, in the same calendar year, and otherwise agree to make adequate provision for any sums required to satisfy the Applicable Withholding Taxes.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, you may submit cash, check or its equivalent to the Company sufficient to satisfy the Applicable Withholding Taxes.
          (c) You hereby authorize the Company, in lieu of satisfaction of withholding obligations through the means described in subparagraphs (a) and (b) above, at the Company’s sole discretion, to withhold from fully vested shares of Company Stock otherwise issuable to you pursuant to your Award a number of whole shares of Company Stock having a Fair Market Value, determined by the Company as of the date of distribution, equal to the statutory minimum withholding obligation in respect of the shares otherwise issuable to you.
          (d) Unless the tax withholding obligations of the Company and/or any Affiliate thereof are satisfied, the Company shall have no obligation to deliver any shares of Company Stock on your behalf pursuant to your Award.
     11. NOTICES. Any notices provided for in your Award or the Plan shall be given in the manner designated by the Company and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you via United States mail, postage prepaid, addressed to you at the last address you provided to the Company, five days after such notice is deposited.
     12. MISCELLANEOUS.
          (a) The Company’s rights and obligations with respect to your Award shall be transferable by the Company to any one or more persons or entities, and all of your covenants and agreements shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

          (b) You agree upon request to execute any further documents or instruments necessary or desirable in the Company’s sole determination to carry out the purposes or intent of your Award.
          (c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel before executing and accepting your Award, and fully understand all provisions of your Award.
          (d) This Award Agreement will be subject to all applicable laws, rules, and regulations, and to any required governmental agency or national securities exchange approvals.
          (e) The Company’s obligations under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the Company’s business and/or assets.
     13. DATA PRIVACY WAIVER. By accepting the Award, you hereby agree and consent to:
          (a) the collection, use, processing and transfer by the Company of certain personal information about you (the “Data”);
          (b) any members of the Company transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;
          (c) the use of such Data by any such person for such purposes; and
          (d) the transfer to and retention of such Data by third parties in connection with such purposes.
     For the purposes of subsection (a) above, “Data” means your name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Company Stock granted to you and of Company Stock issued or transferred to you pursuant to the Plan.
     14. HEADINGS. This Award Agreement’s Section headings are for convenience only and shall not constitute a part of this Award Agreement or affect this Award Agreement’s meaning.
     15. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, then that shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of a Section) declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of the Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may be promulgated and adopted under the Plan. If there is a conflict between the provisions of your Award and those of the Plan, then the provisions of the Plan shall control.